STEMCELLS, INC. REPORTS POSITIVE INTERIM DATA FROM SPINAL CORD INJURY TRIAL

Cells and Procedure Well Tolerated; Gains in Sensory Function Confirmed

NEWARK, CA (September 3, 2012) – StemCells, Inc. (Nasdaq: STEM) today announced that interim six-month data from the first patient cohort in the Company’s Phase I/II clinical trial of its proprietary HuCNS-SC® product candidate (purified human neural stem cells) for chronic spinal cord injury continues to demonstrate a favorable safety profile, and shows considerable gains in sensory function in two of the three patients compared to pre-transplant baselines. The third patient remains stable. The data was presented by Armin Curt, M.D., principal investigator for the clinical trial, at the 51st Annual Scientific Meeting of the International Spinal Cord Society in London, England. The trial represents the first time that neural stem cells have been transplanted as a potential therapeutic agent for spinal cord injury.

“As with the three-month assessments, these three patients have tolerated the cell transplantation very well, and we have no safety concerns at this point,” said Dr. Curt, Professor and Chairman of the Spinal Cord Injury Center at Balgrist University Hospital, University of Zurich. “We are very intrigued to see that two of the three patients have gained considerable sensory function. The gains in sensation have evolved in a progressive pattern below the level of injury and are unanticipated in spinal cord injury patients with this severity of injury, suggesting that the neural stem cells are having a beneficial clinical effect. Sensory function of all these patients was stable before transplantation, so the reappearance of sensation is rather unexpected.”

Stephen Huhn, M.D., FACS, FAAP, Vice President and Head of the CNS Program at StemCells, added, “To see this kind of change in patients who truly have the worst-of-the-worst type of injury to the spinal cord is very exciting. To our knowledge, this is the first time a sensory change of this magnitude has been reported in patients with complete spinal cord injury following a stem cell transplantation. We clearly need to collect more data to establish efficacy, but we are encouraged. We are pushing ahead with our trial and plan to dose the first patient with an incomplete injury soon.”

Patients in the study’s first cohort all suffered a complete injury to the thoracic (chest-level) spinal cord. In a complete injury, there is no neurological function below the level of injury. All three patients were transplanted four to nine months after injury with a dose of 20 million cells at the site of injury. The surgery, immunosuppression and the cell transplants have been well tolerated by all the patients. There were no abnormal clinical, electrophysiological or radiological responses to the cells, and all the patients were neurologically stable through the first six months following transplantation. Changes in sensitivity to touch, heat and electrical stimuli were observed in well-defined and consistent areas below the level of injury in two of the patients, while no changes were observed in the third patient. Importantly, tests of perception of different sensory stimuli as well as measures of electrical impulse transmission across the site of injury correlate with the clinical examination, providing independent and objective confirmation of the changes in sensory function.

Conference Call

StemCells will host a live conference call and webcast, which will include Dr. Curt, on Tuesday, September 4, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) to discuss the summary of the data. Interested parties are invited to listen to the call over the Internet via the Investors section of the Company’s website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-irhome. An archived version of the webcast will be available for replay on the Company’s website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About the Spinal Cord Injury Clinical Trial

The Phase I/II clinical trial of StemCells, Inc.’s HuCNS-SC® purified human adult neural stem cells is designed to assess both safety and preliminary efficacy. Twelve patients with thoracic (chest-level) neurological injuries at the T2-T11 level are planned for enrollment, and their injuries must have occurred within three to twelve months prior to transplantation of the cells. In addition to assessing safety, the trial will assess preliminary efficacy based on defined clinical endpoints, such as changes in sensation, motor function and bowel/bladder function. The Company has dosed the first three patients, all of whom have injuries classified as AIS A, in which there is no neurological function below the injury level. The injuries are classified according to the American Spinal Injury Association Impairment Scale (AIS). The second and third cohorts will be patients classified as AIS B and AIS C, those with less severe injury, in which there is some preservation of sensory or motor function.

All patients will receive HuCNS-SC cells through direct transplantation into the spinal cord and will be temporarily immunosuppressed. Patients will be evaluated regularly in the post-transplant period in order to monitor and assess the safety of the HuCNS-SC cells, the surgery and the immunosuppression, as well as to measure any recovery of neurological function below the injury site. The Company intends to follow the effects of this therapy long-term, and each of the patients will be invited to enroll into a separate four year observational study after completing the Phase I/II study.

The trial is being conducted at Balgrist University Hospital, University of Zurich, a world leading medical center for spinal cord injury and rehabilitation, and is open for enrollment to patients in Europe, Canada and the United States. Enrollment for the second cohort is now underway. If you believe you may qualify and are interested in participating in the study, please contact the study nurse either by phone at +41 44 386 39 01 or by email at stemcells.pz@balgrist.ch.

Additional information about the Company’s spinal cord injury program can be found on the StemCells, Inc. website at http://www.stemcellsinc.com/Therapeutic-Programs/Clinical-Trials.htm and at http://www.stemcellsinc.com/Therapeutic-Programs/Spinal-Cord-Injury.htm, including video interviews with Company executives and independent collaborators.

About Balgrist University Hospital

Balgrist University Hospital, University of Zurich is recognized worldwide as a highly specialized center of excellence providing examination, treatment and rehabilitation opportunities to patients with serious musculoskeletal conditions. The clinic owes its leading international reputation to its unique combination of specialized medical services. The hospital’s carefully-balanced, interdisciplinary network brings together under one roof medical specialties including orthopedics, paraplegiology, radiology, anesthesiology, rheumatology, and physical medicine. More information about Balgrist University Hospital is available at www.balgrist.ch.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and has reported positive interim data for the first patient cohort. The Company has also initiated a Phase I/II clinical trial in dry age-related macular degeneration (AMD), and is pursuing preclinical studies in Alzheimer’s disease.  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding whether the improvements in sensory function seen in the Company’s Phase I/II clinical study of spinal cord injury will persist and whether they will prove to be clinically meaningful; continued authorization to conduct a clinical trial in Switzerland in chronic spinal cord injury; the prospect for screening and then enrolling patients into the AIS B and AIS C cohorts; the prospect for evaluating trial patients for changes in their sensation, motor function and bowel/bladder function; the potential of the Company’s HuCNS-SC cells to treat spinal cord injury and other central nervous system disorders; and the future business operations of the Company, including its ability to conduct clinical trials as well as its other research and product development efforts. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainty as to whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in PMD, spinal cord injury or in future clinical trials of proposed therapies for other diseases or conditions given the novel and unproven nature of the Company’s technologies; uncertainties regarding the ability of preclinical research, including research in animal models, to accurately predict success or failure in clinical trials; uncertainties regarding the Company’s ability to recruit the patients required to conduct its clinical trials or to obtain meaningful results; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s ability to commercialize a therapeutic product and its ability to successfully compete with other products on the market; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541